Exhibit 99.1

By Majority Shareholder Consent, the Shareholders of Nova Natural
Resources Approve a Reverse Stock Split

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 13, 2003--Nova Natural Resources Corporation (OTCBB:NVNU) announced that by majority shareholder consent the shareholders authorized a 1 for 3000 reverse stock split.
    The shareholders of Nova Natural Resources Corp., by majority consent, have authorized the Board of Directors to institute a 1 for 3000 reverse stock split with no fractional shares. Nova, a Colorado Corporation, requires two thirds majority for such action. The majority consent was approved by two hundred two million one hundred sixty-four thousand (202,164,000) votes and constituted an approval in excess of the two thirds required. The board approved the reverse and set the effective date for August 22, 2003.
    Further, the shareholders authorized the company to increase the common stock authorized and issued to 50,000,000 shares following the implementation of the reverse and authorized the Board to negotiate the terms and conditions of a transaction to spin out the Torita operations.
    Mr. Chris Tse, President and CEO stated, "These steps are necessary in positioning the company to take advantage of the many opportunities China offers."

    This press release contains forward-looking statements identified by words such as "believe," "expect," "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Nova cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date. Some paragraphs of this press release, particularly those describing Nova's strategies, operating expenses reductions and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Nova is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Nova, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on Nova's results of operations. In light of significant uncertainties not included in the forward-looking statements herein, the inclusion of such information should not be regarded as a representation by Nova that it will be achieved.

    CONTACT: Nova Natural Resources Corporation, Fort Lauderdale
             Investor Relations:
             Wayne Doss, 954/849-9507
             wayne@compusource.net